Exhibit 5.1

29 September 2026

VCI Global Limited

B03-C-8 Menara 3A

KL Eco City, No. 3 Jalan Bangsar

59200 Kuala Lumpur

Dear Sir / Madam

Re: VCI Global Limited (the “Company”)

We are lawyers qualified to practise in the British Virgin Islands and have acted as British Virgin Islands legal counsel to the Company. We have been asked to issue this legal opinion in connection with the filing of a registration statement on Form F-1 with the U.S. Securities and Exchange Commission (the “Commission”) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”) relating to the offer and resale by the Selling Shareholders (as defined below) of the Shares (as defined below).

The Registration Statement relates to the offer and resale by Hudson Global Ventures, LLC (“Hudson”), Dune Equity Holdings LLC (“Dune”) and FirstFire Global Opportunities Fund LLC (“FirstFire” and, together with Hudson and Dune, the “Selling Shareholders”) of up to an aggregate of 111,573,730 ordinary shares of the Company, no par value (the “Shares”), comprising: (i) up to 100,000,000 ordinary shares that may be issued and sold to Hudson from time to time pursuant to an equity purchase agreement dated 23 September 2026 between the Company and Hudson; (ii) up to 1,171,875 ordinary shares issuable upon exercise of a warrant issued to Hudson; (iii) up to 5,182,928 ordinary shares issuable upon conversion of secured convertible promissory notes issued to Dune and FirstFire; (iv) up to 5,182,927 ordinary shares issuable upon exercise of warrants issued to Dune and FirstFire; and (v) 36,000 ordinary shares issued to Dune and FirstFire as commitment shares.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the heading “Legal Matters” in the Prospectus. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

1.	SCOPE OF OPINION

This Opinion is given only on the laws of the British Virgin Islands in force at the date hereof and is based solely on matters of fact known to us at the date hereof. We have not investigated the laws or regulations of any jurisdiction other than the British Virgin Islands (collectively, “Foreign Laws”). We express no opinion as to matters of fact or, unless expressly stated otherwise, the veracity of any representations or warranties given in or in connection with any of the documents set out in Schedule 1.

2.	documents reviewed and ENQUIRIES made

In giving this Opinion, we have undertaken the Searches and reviewed originals, copies, drafts, conformed copies, certified copies or notarised copies of the documents set out in Schedule 1.

3.	ASSUMPTIONS AND QUALIFICATIONS

This Opinion is given on the basis that the assumptions set out in Schedule 2 (which we have not independently investigated or verified) are true, complete and accurate in all respects. In addition, this Opinion is subject to the qualifications set out in Schedule 3.

4.	Opinions

Having regard to such legal considerations as we deem relevant, we are of the opinion that:

4.1	The Shares

(a)	The Shares have been duly authorised for issuance and when:

(i)	the Shares have been issued in accordance with the terms of the applicable Documents and the Board Resolutions;

(ii)	the consideration, if applicable, determined by the directors in respect of the relevant Shares has been received by the Company;

(iii)	If applicable, the name of the relevant allottee has been entered in the Company’s register of members as the holder of the relevant Shares; and

(iv)	such issuance does not exceed the number of ordinary shares that the Company is authorised to issue under the Memorandum and Articles,

the Shares will be validly issued, fully paid and non-assessable. As a matter of British Virgin Islands law, an ordinary share is issued when the name of the shareholder is entered in the Company’s register of members in respect of that ordinary share.

(b)	The Board Resolutions authorise and approve the entry by the Company into the relevant Documents and the issue of the Shares contemplated by those Documents, subject to their respective terms for the purposes of paragraph (a) above.

5.	RELIANCE

5.1	Except as specifically referred to in this Opinion we have not examined, and give no opinion on, any contracts, instruments or other documents (whether or not referred to in, or contemplated by, the Documents). We do not give any opinion on the commercial merits of any transaction contemplated or entered into under or pursuant to the Documents.

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5.2	This Opinion (and any obligations arising out of or in connection with it) is given on the basis that it shall be governed by and construed in accordance with the laws of the British Virgin Islands. By relying on the opinions set out in this Opinion the addressee(s) hereby irrevocably agree(s) that the courts of the British Virgin Islands are to have exclusive jurisdiction to settle any disputes which may arise in connection with this Opinion.

5.3	We assume no responsibility to advise any person entitled to rely on this Opinion, or to undertake any investigations, as to any change in British Virgin Islands law (or its application) or factual matters arising after the date of this Opinion, which might affect the opinions set out herein.

5.4	This opinion deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion.

5.5	This opinion is issued solely in connection with the Registration Statement and the prospectus forming part of the Registration Statement and the offer and resale of the Shares described therein, and is not to be relied upon in respect of any other matter.

Yours faithfully

/s/ Carey Olsen

Carey Olsen

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Schedule 1

Documents Reviewed and ENQUIRIES made

For the purpose of this Opinion, we have reviewed originals, copies, drafts or conformed copies of the following documents:

A.	CORPORATE DOCUMENTS

1.	The certificate of incorporation of the Company obtained by us pursuant to the Company Searches.

2.	The memorandum and articles of association of the Company (the “Memorandum and Articles”) obtained by us pursuant to the Company Searches.

3.	A certificate of good standing relating to the Company issued by the Registrar, dated 23 September 2026 (the “Certificate of Good Standing”).

4.	A registered agent certificate dated 29 September 2026 (the “Certificate”) issued by the Registered Agent.

5.	board resolutions of the Company duly executed and dated 14 September 2026, 16 September 2026 and 24 September 2026 (together the “Board Resolutions”).

B.	SEARCHES AND ENQUIRIES

The information revealed by our search of the Company’s public records on file and available for public inspection from the Registrar at the time of our search on 29 September 2026 (the “Company Searches”), including all relevant forms and charges (if any) created by the Company and filed with the Registrar pursuant to section 163 of the BVI Business Companies Act (the “Act”).

The public information revealed by our search of the Company on the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System by the Registry of the High Court of the Virgin Islands, conducted on 29 September 2026 (the “High Court Search” and together with the Company Search, the “Searches”).

C.	DOCUMENTS

1.	A copy of the Registration Statement.

2.	An executed equity purchase agreement and related warrant entered into with Hudson dated 23 September 2026.

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3.	The securities purchase agreements, secured promissory notes and warrants entered into or issued in favour of Dune and FirstFire, and the other transaction documents relating to the Shares described in the Registration Statement dated 23 September 2026.

The documents listed in paragraph C of this Schedule are together, the “Documents”.

D.	SCOPE

The documents listed in this Schedule are the only documents and/or records we have examined and the only searches and enquiries we have carried out for the purposes of this Opinion.

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SCHEDULE 2

Assumptions

We have assumed:

(a)	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

(b)	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

(c)	the accuracy and completeness of all factual representations made in the Registration Statement and the Documents reviewed by us;

(d)	that the public records of the Company we have examined are accurate and that the information disclosed by the Searches is true and complete.

(e)	that the Resolutions were signed by all or a majority of the directors, as the case may be, in the manner prescribed in the Company’s articles of association, remain in full force and effect and have not been rescinded or amended;

(f)	that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein;

(g)	that upon issue of any shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

(h)	the Company’s issuance of any Ordinary Shares is or will be in compliance with its Memorandum and Articles;

(i)	that Memorandum and Articles will not be amended in any manner that would affect the opinions set forth herein;

(j)	that the Registration Statement has been declared effective by the Commission prior to, or concurrent with, the sale of the Take-Down Shares pursuant to the Registration Statement;

(k)	the Registration Statement and the transactions contemplated thereunder complies with the requirements of the applicable rules of the Nasdaq Capital Market and the Securities Act;

(l)	the capacity, power and authority of each of the parties to the Documents, as the case may be, other than the Company, to enter into and perform its respective obligations thereunder;

(m)	the due execution and delivery of the Documents by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby;

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(n)	the validity and binding effect under the laws of such jurisdiction (the “Foreign Laws”) of the Documents in accordance with its terms;

(o)	the validity and binding effect under the Documents of the submission by the Company to the exclusive jurisdiction of the relevant state and federal courts of the United States of America (the “Foreign Courts”);

(p)	no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any shares of the Company;

(q)	that on the date of entering into the Documents the Company is, and after entering into the Documents the Company is and will be able to, pay its liabilities as they become due; and

(r)	none of the parties to the Documents is carrying on unauthorised financial services business for the purposes of the Financial Services Commission Act of the British Virgin Islands, and

(s)	that the contents of the Registered Agent’s Certificate are true and correct as of the date hereof.

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SCHEDULE 3

qualifications

1.	The obligations under the Documents will not necessarily be legal, valid, binding or enforceable in all circumstances and this Opinion is not to be taken to imply that each obligation would necessarily be capable of enforcement or be enforced in all circumstances in accordance with its terms. In particular, but without limitation:

(a)	the binding effect, validity and enforceability of obligations may be limited by laws relating to bankruptcy, insolvency, moratorium, liquidation, dissolution, re-organisation and other laws of general application relating to, or affecting the rights of, creditors;

(b)	enforcement may be limited by general principles of equity (for example, equitable remedies such as specific performance or the issuing of an injunction are available only at the discretion of the court and may not be available where damages are considered to be an adequate alternative and we therefore express no opinion on whether such remedies will be granted if sought);

(c)	claims may be or become barred under the laws relating to the prescription and limitation of actions or may become subject to the general doctrine of estoppel or waiver in relation to representations, acts or omissions of any relevant party or may become subject to defences of set-off or counterclaim;

(d)	where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the British Virgin Islands have jurisdiction to give judgment in the currency of the relevant obligation;

(f)	obligations to make payments that may be regarded as penalties will not be enforceable;

(g)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power;

(h)	there exists doubt as to enforceability of any provision whereby the Company covenants not to exercise powers specifically given to its Members by the Act;

(i)	the enforcement of contractual obligations may be limited by the provisions of British Virgin Islands law applicable to agreements or contracts held to have been frustrated by events happening after the relevant agreement or contract was entered into;

(j)	the enforcement of obligations may be invalidated or vitiated by reason of fraud, duress, undue influence, mistake, illegality or misrepresentation;

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(k)	the courts of the British Virgin Islands may:

(i)	refuse to enforce a provision that amounts to an indemnity in respect of the costs of enforcement or of unsuccessful proceedings brought in the British Virgin Islands where such courts have already made an order to that effect;

(ii)	decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Documents in matters where they determine that such proceedings may be tried in a more appropriate forum; and/or

(iii)	find that a hybrid dispute resolution clause, though generally recognised under British Virgin Islands law, is unenforceable on the grounds, amongst others, that it confers concurrent jurisdiction on an arbitral tribunal and the courts of the British Virgin Islands;

(l)	provisions that purport to require parties to reach agreement in the future may be unenforceable for lack of certainty;

(m)	an agreement made by a person in the course of carrying on unauthorised financial services business is unenforceable against the other party to the agreement under section 50F of the Financial Services Commission Act, 2001;

(n)	where the courts of the British Virgin Islands determine that a contractual term may be interpreted in more than one manner the courts may employ the one that is deemed to be most consistent with business and common sense;

(o)	it is possible that a judgment (in the British Virgin Islands or elsewhere) relating to a particular agreement or instrument would be held to supersede the terms of such agreement or instrument with the effect that, notwithstanding any express term to the contrary in such agreement or instrument, such terms would cease to be binding; and

(p)	there is a presumption that the courts of the British Virgin Islands will give effect to an exclusive jurisdiction clause in an agreement and upon application, may stay proceedings brought in the British Virgin Islands or grant an anti-suit injunction against a party that commences proceedings elsewhere where such proceedings are in breach of the exclusive jurisdiction clause, unless a party can satisfy the courts of the British Virgin Islands that it would be just and equitable to depart from that presumption (for example, not to do so would deprive one party of access to justice).

2.	To maintain the Company in good standing under the laws of the British Virgin Islands, the Company must inter alia pay annual filing fees to the Registrar, comply with its economic substance requirements and obligations under the Virgin Islands Economic Substance (Companies and Limited Partnerships) Act, 2018 and file a copy of its register of directors with the Registrar.

3.	We make no comment on references to any Foreign Laws or to any representations or warranties made in any agreement or document.

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4.	We express no view as to the commercial terms of the Documents or whether such terms represent the intentions of the parties and make no comment with regard to the representations that may be made by the Company.

5.	We offer no opinion as to whether the acceptance of, or the execution or performance of, the Company’s obligations under the Documents will or may result in the breach or infringement of any other deed, contract or document entered into by, or binding upon, the Company (other than the Memorandum and Articles).

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